Exhibit 99.1

Investor Relations Contact:	Media Contact:
Robert J. Vill	Jane Randel
Vice President – Finance and Treasurer	Senior Vice President, Corporate Communications
Liz Claiborne Inc.	Liz Claiborne Inc.
201.295.7515	212.626.3408

LIZ CLAIBORNE INC. TO BECOME

FIFTH & PACIFIC COMPANIES

New York, NY, January 4, 2012: Liz Claiborne Inc. (NYSE: LIZ) today announced it is changing its name to “Fifth & Pacific Companies” to better communicate its strategic focus on growing its three global lifestyle brands (Juicy Couture, kate spade and Lucky Brand) and reflect the sale of the Liz Claiborne namesake brand to J.C. Penney, among other recent transactions. The change is expected to be effective on or about May 15, 2012 at which time the Company will begin trading as Fifth & Pacific Companies, Inc. (NYSE: FNP).

“While it’s difficult to replace an iconic name like Liz Claiborne, we believe that Fifth & Pacific Companies telegraphs who we are today – taking inspiration from New York and California, while describing our reach and our potential. From New York to Los Angeles to Shanghai and beyond, our intrinsically American brands have global appeal, serving customers worldwide with high quality and imaginative product,” said Liz Claiborne Inc. Chief Executive Officer William L. McComb.

Mr. McComb added: “With the steps we’ve taken, the new Fifth & Pacific Companies is financially stronger, with a healthy balance sheet and significantly reduced operating risk and complexity. Moreover, we are anchored by three, high-growth retail-based brands with significant expansion potential in global markets, spanning multiple product categories.  In short, ours is a momentum portfolio, poised for growth and global expansion.”

The announcement of the Fifth & Pacific Companies name marks the next chapter in the Company’s transition from primarily serving department stores to a direct-to-consumer retailer built around three highly distinctive premium brands with global appeal. Today, Juicy Couture, kate spade and Lucky Brand offer high growth and high margin opportunities in the U.S. as well as abroad. Moreover, in the past year the Company completed five transactions that raised $471 million and allowed for significant debt reduction.

The Company anticipates that the name change and new stock symbol (NYSE: FNP) will become effective on or about May 15, 2012. Further updates will be issued as the effective date for the name change approaches. Information will also be posted on the new corporate website: www.fifthandpacific.com.

About Liz Claiborne Inc.

Liz Claiborne Inc. designs and markets a portfolio of retail-based, premium, global lifestyle brands including Juicy Couture, kate spade, and Lucky Brand. In addition, a private brand jewelry design and development group will continue to market brands through department stores as well as serve J. C. Penney via an exclusive license for Liz Claiborne and Monet jewelry lines and Kohl’s with a license for Dana Buchman jewelry. The Company also has licenses for the Liz Claiborne New York brand which is available at QVC and Lizwear, which is distributed through the Club Store channel. Liz Claiborne Inc. maintains an 18.75% stake in Mexx, a European and Canadian apparel and accessories retail-based brand. Visit www.lizclaiborneinc.com for more information.